Exhibit 10.2

SPX Corporation

2002 STOCK COMPENSATION PLAN

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

20XX AWARD

THIS AGREEMENT (the “Agreement”) is made between SPX CORPORATION, a Delaware corporation (the “Company”), and the Recipient pursuant to the SPX Corporation 2002 Stock Compensation Plan, as amended, and related plan documents (the “Plan”) in combination with an SPX Restricted Stock Summary (the “Award Summary”) to be displayed at the Fidelity website.  The Award Summary, which identifies the person to whom the Restricted Stock is granted (the “Recipient”) and specifies the date (the “Award Date”) and other details of this grant of Restricted Stock, and the electronic acceptance of this Agreement (which also is to be displayed at the Fidelity website), are incorporated herein by reference.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan.  The parties hereto agree as follows:

1.                                      Grant of Restricted Stock.  The Company hereby grants to the Recipient the number of shares of Restricted Stock specified in the Award Summary (the “Award”), subject to the terms and conditions of the Plan and this Agreement.  The Restricted Stock is divided into three separate tranches, for purposes of determining when the Period of Restriction ends with respect to the Restricted Stock.  The Recipient must accept the Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company.  The Award automatically will be rescinded upon the action of the Company, in its discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Recipient indicating availability for acceptance.

2.                                      Restrictions.  The Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily or by operation of law, until the termination of the Period of Restriction specified in Section 4 below or as otherwise provided in the Plan or this Agreement.  Except for such restrictions, and the provisions relating to dividends paid during the Period of Restriction as described in Section 9, the Recipient will be treated as the owner of the shares of Restricted Stock and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such shares.

3.                                      Restricted Stock Certificates.  The Restricted Stock Award may be evidenced in such manner as the Committee shall determine.  The stock certificate(s) representing the Restricted Stock may be issued or held in book entry form promptly following the acceptance of this Agreement.  If a stock certificate is issued, it shall be delivered to the Secretary of the Company or such other custodian as may be designated by the Company, to be held until the end of the Period of Restriction or until the Restricted Stock is forfeited.  The certificates representing shares of Restricted Stock granted pursuant to this Agreement, if issued, shall bear a legend in substantially the form set forth below:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the SPX Corporation 2002 Stock Compensation Plan, as amended and restated effective May 3, 2012, rules and administration adopted pursuant to such Plan, and a Restricted Stock award agreement with an Award Date as specified in the Recipient’s Award Summary.  A copy of the Plan, such rules and such Restricted Stock award agreement may be obtained from the Secretary of SPX Corporation.

4.                                      Period of Restriction.  Subject to the provisions of the Plan and this Agreement, unless vested or forfeited earlier as described in Section 6, 7, or 8 of this Agreement, as applicable, each tranche of Restricted Stock awarded hereunder shall become vested and freely transferable if, as of the applicable Measurement Date for such tranche, the Company has achieved the performance targets established by the Committee pursuant to the applicable section of the SPX Corporation Executive Annual Incentive Plan (the “Annual Incentive Plan”), so that each individual who is an executive officer of the Company is be eligible for incentive payments under the Annual Incentive Plan for the fiscal year ending on the Measurement Date.  Such vesting shall occur upon certification by the Board (or appropriate Board committee) that the applicable performance targets have been met. The following schedule sets forth the Measurement Date(s) and associated Measurement Periods for each tranche.

Measurement Date	Measurement Period

Upon vesting, all vested shares shall cease to be considered Restricted Stock, subject to the terms and conditions of the Plan and this Agreement, and the Recipient shall be entitled to have the legend removed from his or her Common Stock certificate(s), if applicable.

5.                                      Vesting upon Termination due to Retirement, Disability or Death.

(a)                                 If, while the Restricted Stock is subject to a Period of Restriction, the Recipient experiences a termination of Service by reason of Disability (as defined below) or death, then the portion of the Restricted Stock subject to a Period of Restriction shall become fully vested as of the date of such termination of Service without regard to the Period of Restriction set forth in Section 4 of this Agreement.  “Disability” means, in the written opinion of a qualified physician selected by the Company, the Recipient is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under the Company’s disability plan.

(b)                                 If, while the Restricted Stock is subject to a Period of Restriction, the Recipient experiences a termination of Service by reason of Retirement (as defined below), such Restricted Stock shall vest only if (and at the time that) the specified performance goals are achieved and vesting occurs for Recipients who remain actively employed.  A Recipient will be eligible for “Retirement” treatment for purposes of this Agreement if, at the time of termination of Service, the Recipient is age 55 or older, the Recipient has completed five years of Service with the Company or a Subsidiary (provided that the Subsidiary has been directly or indirectly owned by the Company for at least three years), has been an employee of the Company for at least ninety (90) days following the Award Date and the Recipient voluntarily elects to retire.

6.                                      Forfeiture upon Termination due to Reason other than Retirement, Disability or Death.  If, prior to the end of the applicable Measurement Period(s) for any unvested tranche,  the Recipient’s Service terminates for any reason other than the Recipient’s Retirement, Disability or death, then the Recipient shall forfeit any such unvested tranche on the date of such Service termination.

7.                                      Vesting upon Change of Control.  In the event of a “Change of Control” of the Company as defined in this Section, the Restricted Stock shall cease to be subject to the Period of Restriction set forth in Section 4 of this Agreement.  A “Change of Control” shall be deemed to have occurred if:

(a)                                 Any “Person” (as defined below), excluding for this purpose (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company, and (iii) any entity organized, appointed or established for or pursuant to the terms of any such plan that acquires beneficial ownership of Common Stock, is or becomes the “Beneficial Owner” (as defined below) of twenty percent (20%) or more of the Common Stock then outstanding; provided, however, that no Change of Control shall be deemed to have occurred as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate beneficial ownership interest of any Person to twenty percent (20%) or more of the Common Stock then outstanding, but any subsequent increase in the beneficial ownership interest of such a Person in Common Stock shall be deemed a Change of Control; and provided further that if the Board determines in good faith that a Person who has become the Beneficial Owner of Common Stock representing twenty percent (20%) or more of the Common Stock then outstanding has inadvertently reached that level of ownership interest, and if such Person divests as promptly as practicable a sufficient number of shares of the Company so that the Person no longer has a beneficial ownership interest in twenty percent (20%) or more of the Common Stock then outstanding, then no Change of Control shall be deemed to have occurred.  For purposes of this paragraph (a), the following terms shall have the meanings set forth below:

(i)                                    “Person” shall mean any individual, firm, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of any such entity.

(ii)                                “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iii)                            A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(A)                               which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly (determined as provided in Rule 13d-3 under the Exchange Act);

(B)                               which such Person or any of such Person’s Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (2) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (a) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (b) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(C)                               which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to subparagraph (a)(iii)(B)(2), above) or disposing of any securities of the Company.

Notwithstanding anything in this “Beneficial Ownership” definition to the contrary, the phrase “then outstanding,” when used with reference to a Person’s beneficial ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

(b)                                 During any period of two (2) consecutive years (not including any period prior to the acceptance of this Agreement), individuals who at the beginning of such two-year period constitute the Board and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), above, or paragraph (c), below) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

(c)                                  Approval by the shareholders and consummation of (or if such approval is not required, the consummation of) (i) a plan of complete liquidation of the Company, (ii) an agreement for the sale or disposition of the Company or all or substantially all of the Company’s assets, (iii) a plan of merger or consolidation of the Company with any other corporation, or (iv) a similar transaction or series of transactions involving the Company (any transaction described in parts (i) through (iv) of this paragraph (c) being referred to as a “Business Combination”), in each case unless after such a Business Combination the shareholders of the Company immediately prior to the Business Combination continue to own at least eighty percent (80%) of the voting securities of the new (or continued) entity immediately after such Business Combination, in substantially the same proportion as their ownership of the Company immediately prior to such Business Combination.

Notwithstanding any provision of this Agreement to the contrary, a “Change of Control” shall not include any transaction described in paragraph (a) or (c), above, where, in connection with such transaction, the Recipient and/or any party acting in concert with the Recipient substantially increases his or its, as the case may be, ownership interest in the Company or a successor to the Company (other than through conversion of prior ownership interests in the Company and/or through equity awards received entirely as compensation for past or future personal services).  Further notwithstanding the foregoing, the transaction with Gardner Denver, Inc. under consideration by the Company as of the Award Date shall not constitute a Change of Control under this Agreement.

8.                                      Settlement Following Change of Control.  Notwithstanding any provision of this Agreement to the contrary, in connection with or after the occurrence of a Change of Control as defined in Section 7 of this Agreement, the Company may, in its sole discretion, fulfill its obligation with respect to all or any portion of the Restricted Stock that ceases to be subject to a Period of Restriction in conjunction with the Change of Control by:

(a)                                 delivery of (i) the number of shares of Common Stock that have ceased to be subject to the Period of Restriction or (ii) such other ownership interest as such shares of Common Stock may be converted into by virtue of the Change of Control transaction;

(b)                                 payment of cash in an amount equal to the Fair Market Value of the Common Stock at that time; or

(c)                                  delivery of any combination of shares of Common Stock (or other converted ownership interest) and cash having an aggregate Fair Market Value equal to the Fair Market Value of the Common Stock at that time.

9.                                      Dividends Paid During Period of Restriction.  If cash dividends are paid with respect to any shares of Restricted Stock, such dividends shall be deposited in the Recipient’s name in an escrow or similar account maintained by the Company for this purpose.  Such dividends shall be subject to the same Period of Restriction as the shares of Restricted Stock to which they relate.  The dividends shall be paid to the Recipient in cash (subject to all applicable tax withholding), without adjustment for interest, as soon as administratively practicable after the date the related shares of Restricted Stock vest.  If the related shares of Restricted Stock are forfeited, then any dividends related to such shares shall also be forfeited on the same date.  If any dividends on Restricted Stock are paid in shares of Common Stock, the dividend shares shall be subject to the same restrictions as the shares of Restricted Stock with respect to which they were paid, and shall vest or be forfeited in the same manner as the underlying Restricted Stock.

10.                               Adjustment in Capitalization.  In the event of any change in the Common Stock through stock dividends or stock splits, a corporate split-off or split-up, or recapitalization, merger, consolidation, exchange of shares, or a similar event, the number of shares of Restricted Stock subject to this Agreement shall be equitably adjusted by the Committee.

11.                               Delivery of Stock Certificates.  Subject to the requirements of Sections 12 and 13 below, as promptly as practicable after shares of Restricted Stock cease to be subject to the Period of Restriction in accordance with this Agreement, the Company may, if applicable, cause to be issued and delivered to the Recipient, the Recipient’s legal representative, or a brokerage account for the benefit of the Recipient, as the case may be, certificates for the vested shares of Common Stock.

12.                               Tax Withholding.  Whenever a Period of Restriction applicable to the Recipient’s rights to some or all of the Restricted Stock lapses as provided in this Agreement, the Company or its agent shall notify the Recipient of the related amount of tax that must be withheld under applicable tax laws. Regardless of any action the Company, any Subsidiary of the Company, or the Recipient’s employer takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“Tax”) that the Recipient is required to bear pursuant to all applicable laws, the Recipient hereby acknowledges and agrees that the ultimate liability for all Tax is and remains the responsibility of the Recipient.

Prior to receipt of any shares of Common Stock that correspond to Restricted Stock that vests in accordance with this Agreement, the Recipient shall pay or make adequate arrangements satisfactory to the Company and/or any Subsidiary of the Company to satisfy all withholding and payment on account obligations of the Company and/or any Subsidiary of the Company.  In this regard, the Recipient authorizes the Company and/or any Subsidiary of the Company to withhold all applicable Tax legally payable by the Recipient from the Recipient’s wages or other cash compensation paid to the Recipient by the Company and/or any Subsidiary of the Company or from the proceeds of the sale of shares of Common Stock.  Alternatively, or in addition, the Company may sell or arrange for the sale of Common Stock that the Recipient is due to acquire to satisfy the minimum withholding obligation for Tax and/or withhold any Common Stock.  Finally, the Recipient agrees to pay the Company or any Subsidiary of the Company any amount of any Tax that the Company or any Subsidiary of the Company may be required to withhold as a result of the Recipient’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to deliver Common Stock if the Recipient fails to comply with its obligations in connection with the tax as described in this section.

The Company advises the Recipient to consult his or her lawyer or accountant with respect to the tax consequences for the Recipient under the Plan.

The Company and/or any Subsidiary of the Company: (a) make no representations or undertakings regarding the tax treatment in connection with the Plan; and (b) do not commit to structure the Plan to reduce or eliminate the Recipient’s liability for Tax.

13.                               Securities Laws.  This Award is a private offer that may be accepted only by a Recipient who is an employee or director of the Company or a Subsidiary of the Company and who satisfies the eligibility requirements outlined in the Plan and the Committee’s administrative procedures.  If a Registration Statement under the Securities Act of 1933, as amended, is not in effect with respect to the shares of Common Stock to be issued pursuant to this Agreement, the Recipient hereby represents that he or she is acquiring the shares of Common Stock for investment and with no present intention of selling or transferring them and that he or she will not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange on which the shares of Common Stock may then be listed.

14.                               Compliance with Code Section 409A.  Notwithstanding any provision of the Plan or this Agreement to the contrary, the Award is intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals.  The Plan and the Agreement will be construed and interpreted in accordance with such intent.  References in the Plan and this Agreement to “termination of Service” and similar terms shall mean a “separation from service” within the meaning of that term under Code Section 409A.  Any payment or distribution that is to be made to a Recipient who is a “specified employee” of the Company within the meaning of that term under Code Section 409A and as determined by the Committee, on account of a “separation from service” under Code Section 409A, may not be made before the date which is six months after the date of such “separation from service,” unless the payment or distribution is exempt from the application of Code Section 409A by reason of the short-term deferral exemption or otherwise.

15.                               No Employment or Compensation Rights.  Participation in the Plan is permitted only on the basis that the Recipient accepts all of the terms and conditions of the Plan and this Agreement, as well as the administrative rules established by the Committee.  This Agreement shall not confer upon the Recipient any right to continue to provide Services, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate Recipient’s Service at any time.  Neither the Plan nor this Agreement forms any part of any contract of employment between the Company or any Subsidiary and the Recipient, and neither the Plan nor this Agreement confers on the Recipient any legal or equitable rights (other than those related to the Restricted Stock award) against the Company or any Subsidiary or directly or indirectly gives rise to any cause of action in law or in equity against the Company or any Subsidiary.

The Restricted Stock granted pursuant to this Agreement does not constitute part of the Recipient’s wages or remuneration or count as pay or remuneration for pension or other purposes.  If the Recipient experiences a termination of Service, in no circumstances will the Recipient be entitled to any compensation for any loss of any right or benefit or any prospective right or benefit under the Plan or this Agreement that he or she might otherwise have enjoyed had such Service continued, whether such compensation is claimed by way of damages for wrongful dismissal, breach of contract or otherwise.

16.                               No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered under this Agreement.  The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

17.                               Plan Terms and Committee Authority.  This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon Recipient.  Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.  The Recipient hereby acknowledges receipt of a copy of the Plan and this Agreement.

18.                               Amendment.  The Board may at any time amend, modify or terminate the Plan and this Agreement; provided, however, that no such action of the Board shall adversely affect the Recipient’s rights under this Agreement without the consent of the Recipient.  The Board or the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that the Award qualifies for exemption from or complies with Code Section 409A; provided, however, that the Board, the Committee and the Company make no representations that the Award shall be exempt from or comply with Code Section 409A and make no undertaking to preclude Code Section 409A from applying to the Award.

19.                               Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or the Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Board’s determination, materially altering the intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.

20.                               Governing Law and Jurisdiction.  The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of North Carolina, County of Mecklenburg, including the Federal Courts located therein (should Federal jurisdiction exist).  As consideration for and by accepting the Award, the Recipient agrees that the Governing Law and Jurisdiction provisions of this Section 20 shall supersede any Governing Law or similar provisions contained or referenced in any prior equity awards made by the Company to the Recipient, and, accordingly, such prior equity awards shall become subject to the terms and conditions of the Governing Law and Jurisdiction provisions of this Section 20.

21.                               Successors.  All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation or otherwise.

22.                               Erroneously Awarded Compensation.  This Award shall be subject to any compensation recovery policy adopted by the Company to comply with applicable law,  including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governances practices, as such policy may be amended from time to time.  As consideration for and by accepting the Award, the Recipient agrees that all prior equity awards made by the Company to the Recipient shall become subject to the terms and conditions of the Erroneously Awarded Compensation provisions of this Section 22.